UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2017

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 204th Street SW, Lynnwood, WA 98036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Presidents

On March 24, 2017, Zumiez Inc. (the “Company”) announced the appointment of Mr. Troy R. Brown to the position President North America and Mr. Adam C. Ellis to the position President International. The appointments were effective March 8, 2017. Mr. Brown and Mr. Ellis will continue to report to Rick Brooks, the Company’s Chief Executive Officer, who will remain responsible for the Company’s success in its overall global business operations and global strategies.

Troy Brown, age 54, has been appointed to the position President North America and will have full responsibility for the sales and operational profitability of the Company’s U.S. and Canadian operations as well as the successful execution of the Company’s strategies for the North American teams under his oversight. The transition of the reporting of North America functional teams will take place over an approximate 12 month period. Mr. Brown previously served as the Company’s Executive Vice President of Ecommerce and Omni-channel since August 2012. From October 2008 through July 2012, he served as the Senior Vice President of Ecommerce.

Adam Ellis, age 42, has been appointed to the position President International and will have full responsibility for the sales and operational profitability of the Company’s operations outside of North America, including the operations of Blue Tomato and Fast Times as well as the successful execution of the Company’s strategies for the teams under his oversight. Mr. Ellis previously served as the Company’s Senior Vice President of Global Retail and Business Development since March 2014. From March 2012 through March 2014, he served as the Vice President of Real Estate and Global and before that he served in various roles within the Company’s Real Estate department since July 2005 when he joined the Company. Mr. Ellis has also been the Managing Director of Blue Tomato since February 2017. Mr. Ellis obtained a M.B.A from the Kellogg School of Management at Northwestern University and a Bachelor of Arts from Otterbein College.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: March 24, 2017	By:	/s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer